Exhibit (a)(1)(G)

CREDENCE SYSTEMS CORPORATION

Notice of Non-Qualified Stock Option Award

FOR U.S. EMPLOYEES

WHEREAS, Credence Systems Corporation (the “Company”) commenced a tender offer on June 27, 2008 to exchange outstanding options to purchase Company Common Stock with an exercise price of $3.96 or greater (the “Exchange Offer”) for a new option with a fair value (as determined under SFAS 123(R)) equal to the fair value of the option exchanged;

WHEREAS, the options tendered by the Grantee in the Exchange Offer were cancelled and forfeited and no longer of any force and effect as of the expiration date of the Exchange Offer; and

WHEREAS, in exchange for such cancelled and forfeited option, the Grantee is hereby granted a new option pursuant to the terms and conditions set forth in this Notice of Non-Qualified Stock Option Award, the Credence Systems Corporation 2005 Stock Incentive Plan (the “Plan”) and the Non-Qualified Stock Option Award Agreement.

NOW, THEREFORE, it is agreed as follows:

GRANTEE:

«FIRST_NAME» «LAST_NAME»

Notice is hereby given of the following stock option grant (the “Option”) to purchase shares of the Common Stock of the Company pursuant to and in accordance with the express terms and conditions of the Plan:

GRANT DATE:	«OPTION_DATE»

GRANT NUMBER:	«NUM»

EXERCISE PRICE:	$ «OPTION_PRICE» per share

NUMBER OF OPTION SHARES:	«SHARES_GRANTED» shares

EXPIRATION DATE:	«EXPIRATION_DATE_PERIOD_1»

TYPE OF OPTION:	Non-Qualified Option

EXERCISE SCHEDULE:

[ALTERNATIVE 1: The Option shall become exercisable for 25% of the Option Shares upon the Grantee’s completion of twelve (12) months of Continuous Service (as defined in the Plan) measured from (VEST DATE) and shall become exercisable for the balance of the Option Shares in a series of three (3) equal and successive annual installments upon the Grantee’s completion of each additional twelve (12) month period of Continuous Service thereafter. In no event shall the Option become exercisable for any additional Option Shares following the Grantee’s termination of Continuous Service.]

[ALTERNATIVE 2: The Option shall become exercisable for one-third of the Option Shares upon the Grantee’s completion of twelve (12) months of Continuous Service (as defined in the Plan) measured from (VEST DATE) and shall become exercisable for an additional one-third of the Option Shares in a series of two (2) equal and successive annual installments upon the Grantee’s completion of each additional twelve (12) month period of Continuous Service thereafter. In no event shall the Option become exercisable for any additional Option Shares following the Grantee’s termination of Continuous Service.]

[ALTERNATIVE 3: The Option shall become exercisable for 50% of the Option Shares upon the Grantee’s completion of twelve (12) months of Continuous Service (as defined in the Plan) measured from (VEST DATE) and shall become exercisable for the remaining 50% of the Option Shares upon the Grantee’s completion of an additional twelve (12) month period of Continuous Service. In no event shall the Option become exercisable for any additional Option Shares following the Grantee’s termination of Continuous Service. ]

Grantee agrees to be bound by the terms and conditions of the Plan and the terms and conditions of the Option as set forth in the Non-Qualified Stock Option Award Agreement attached hereto as Exhibit A. Grantee also acknowledges receipt of a copy of the official prospectus for the Plan attached hereto as Exhibit C.

No Employment or Service Contract. The Grantee acknowledges and agrees that nothing in this Notice, the Non-Qualified Stock Option Award Agreement, or the Plan shall confer upon the Grantee any right with respect to future awards or continuation of the Grantee’s Continuous Service, nor shall it interfere in any way with the Grantee’s right or the right of the Company or Related Entity to which the grantee provides services to terminate the Grantee’s Continuous Service, with or without Cause, and with or without notice. The Grantee acknowledges that unless the Grantee has a written employment agreement with the Company to the contrary, the Grantee’s status is at will.

CREDENCE SYSTEMS CORPORATION			GRANTEE

By:	/s/ Lavi Lev
	Lavi Lev		«FIRST_NAME» «LAST_NAME»
Title:	PRESIDENT AND CEO	Address:

Dated:	«OPTION_DATE»

Attachments:	Exhibit A:	Non-Qualified Stock Option Award Agreement
	Exhibit B:	2005 Stock Incentive Plan
	Exhibit C:	Plan Summary and Prospectus

CREDENCE SYSTEMS CORPORATION

2005 STOCK INCENTIVE PLAN

NON-QUALIFIED STOCK OPTION AWARD AGREEMENT

1. Grant of Option. Credence Systems Corporation, a Delaware corporation (the “Company”), hereby grants to the Grantee (the “Grantee”) named in the Notice of Non-Qualified Stock Option Award (the “Notice”), an option (the “Option”) to purchase the Total Number of Shares of Common Stock subject to the Option (the “Shares”) set forth in the Notice, at the Exercise Price per Share set forth in the Notice (the “Exercise Price”) subject to the terms and provisions of the Notice, this Non-Qualified Stock Option Award Agreement (the “Option Agreement”) and the Company’s 2005 Stock Incentive Plan, as amended from time to time (the “Plan”), which are incorporated herein by reference. The Grantee acknowledges and agrees that this Option is in exchange for the option tendered in the Exchange Offer and such tendered option is no longer of any force and effect. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement.

The Option is intended to qualify as a Non-Qualified Stock Option and not as an Incentive Stock Option as defined in Section 422 of the Code.

2. Exercise of Option.

(a) Right to Exercise. The Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice and with the applicable provisions of the Plan and this Option Agreement. The Option shall be subject to the provisions of Section 11 of the Plan relating to the exercisability or termination of the Option in the event of a Corporate Transaction or Change in Control. The Grantee shall be subject to reasonable limitations on the number of requested exercises during any monthly or weekly period as determined by the Administrator. In no event shall the Company issue fractional Shares.

(b) Leave of Absence. During any authorized leave of absence, the vesting of the Option as provided in the Notice shall be suspended after the leave of absence exceeds a period of ninety (90) days. Vesting of the Option shall resume upon the Grantee’s termination of the leave of absence and return to service to the Company or a Related Entity. The vesting schedule of the Option shall be extended by the length of the suspension.

(c) Post-Termination Exercise Period. The Post-Termination Exercise Period shall be three (3) months.

(d) Method of Exercise. The Option shall be exercisable by delivery of an Exercise Notice or by such other procedure as specified from time to time by the Administrator which shall state the election to exercise the Option, the whole number of Shares in respect of which the Option is being exercised, and such other provisions as may be required by the Administrator. The exercise notice shall be delivered in person, by certified mail, or by such other method (including electronic transmission) as determined from time to time by the Administrator to the Company accompanied by payment of the Exercise Price. The Option shall be deemed to be exercised upon receipt by the Company of such notice accompanied by the Exercise Price, which, to the extent selected, shall be deemed to be satisfied by use of the broker-dealer sale and remittance procedure to pay the Exercise Price provided in Section 3(d), below.

(e) Taxes. No Shares will be delivered to the Grantee or other person pursuant to the exercise of the Option until the Grantee or other person has made arrangements acceptable to the Administrator for the satisfaction of applicable income tax and employment tax withholding obligations, including, without limitation, such other tax obligations of the Grantee incident to the receipt of Shares. Upon exercise of the Option, the Company or the Grantee’s employer may offset or withhold (from any amount owed by the Company or the Grantee’s employer to the Grantee) or collect from the Grantee or other person an amount sufficient to satisfy such tax withholding obligations.

3. Method of Payment. Payment of the Exercise Price shall be made by any of the following, or a combination thereof, at the election of the Grantee; provided, however, that such exercise method does not then violate any Applicable Law and, provided further, that the portion of the Exercise Price equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the Delaware General Corporation Law:

(a) cash;

(b) check;

(c) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require which have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price of the Shares as to which the Option is being exercised, provided, however, that Shares acquired under the Plan or any other equity compensation plan or agreement of the Company must have been held by the Grantee for the requisite period, if any, necessary to avoid a charge to the Company’s earnings for financial reporting purposes; or

(d) payment through a broker-dealer sale and remittance procedure pursuant to which the Grantee (i) shall provide written instructions to a Company-designated brokerage firm to effect the immediate sale of some or all of the purchased Shares and remit to the Company sufficient funds to cover the aggregate exercise price payable for the purchased Shares and (ii) shall provide written directives to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

4. Restrictions on Exercise. The Option may not be exercised if the issuance of the Shares subject to the Option upon such exercise would constitute a violation of any Applicable Laws. If the exercise of the Option within the applicable time periods set forth in Section 5, 6 and 7 of this Option Agreement is prevented by the provisions of this Section 4, the Option shall remain exercisable until one (1) month after the date the Grantee is notified by the Company that the Option is exercisable, but in any event no later than the Expiration Date set forth in the Notice.

5. Termination or Change of Continuous Service. In the event the Grantee’s Continuous Service terminates, other than for Cause, the Grantee may, but only during the Post-Termination Exercise Period, exercise the portion of the Option that was vested at the date of such termination (the “Termination Date”). The Post-Termination Exercise Period shall commence on the Termination Date. In the event of termination of the Grantee’s Continuous Service for Cause, the Grantee’s right to exercise the Option shall, except as otherwise determined by the Administrator, terminate concurrently with the termination of the Grantee’s Continuous Service (also the “Termination Date”). In no event, however, shall the Option be exercised later than the Expiration Date set forth in the Notice. In the event of the Grantee’s change in status from Employee, Director or Consultant to any other status of Employee, Director or Consultant, the Option shall remain in effect and the Option shall continue to vest in accordance with the Vesting Schedule set forth in the Notice. Except as provided in Sections 6 and 7 below, to the extent that the Option was unvested on the Termination Date, or if the Grantee does not exercise the vested portion of the Option within the Post-Termination Exercise Period, the Option shall terminate.

6. Disability of Grantee. In the event the Grantee’s Continuous Service terminates as a result of his or her Disability, the Grantee may, but only within twelve (12) months commencing on the Termination Date (but in no event later than the Expiration Date), exercise the portion of the Option that was vested on the Termination Date. To the extent that the Option was unvested on the Termination Date, or if the Grantee does not exercise the vested portion of the Option within the time specified herein, the Option shall terminate.

7. Death of Grantee. In the event of the termination of the Grantee’s Continuous Service as a result of his or her death, or in the event of the Grantee’s death during the Post-Termination Exercise Period or during the twelve (12) month period following the Grantee’s termination of Continuous Service as a result of his or her Disability, the person who acquired the right to exercise the Option pursuant to Section 8 may exercise the portion of the Option that was vested at the date of termination within twelve (12) months commencing on the date of death (but in no event later than the Expiration Date). To the extent that the Option was unvested on the date of death, or if the vested portion of the Option is not exercised within the time specified herein, the Option shall terminate.

8. Transferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution, provided, however, that the Option may be transferred during the lifetime of the Grantee to the extent and in the manner authorized by the Administrator. Notwithstanding the foregoing, the Grantee may designate one or more beneficiaries of the Grantee’s Option in the event of the Grantee’s death on a beneficiary designation form provided by the Administrator. Following the death of the Grantee, the Option, to the extent provided in Section 7, may be exercised (a) by the person or persons designated under the deceased Grantee’s beneficiary designation or (b) in the absence of an effectively designated beneficiary, by the Grantee’s legal representative or by any person empowered to do so under the deceased Grantee’s will or under the then applicable laws of descent and distribution. The terms of the Option shall be binding upon the executors, administrators, heirs, successors and transferees of the Grantee.

9. Term of Option. The Option must be exercised no later than the Expiration Date set forth in the Notice or such earlier date as otherwise provided herein. After the Expiration Date or such earlier date, the Option shall be of no further force or effect and may not be exercised.

10. Tax Consequences. Set forth below is a brief summary as of the date of this Option Agreement of some of the federal tax consequences of exercise of the Option and disposition of the Shares. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE GRANTEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

(a) Exercise of Non-Qualified Stock Option. On exercise of a Non-Qualified Stock Option, the Grantee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Shares on the date of exercise over the Exercise Price. If the Grantee is an Employee or a former Employee, the Company will be required to withhold from the Grantee’s compensation or collect from the Grantee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.

(b) Disposition of Shares. In the case of a Non-Qualified Stock Option, if Shares are held for more than one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.

11. Entire Agreement: Governing Law. The Notice, the Plan and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee. Nothing in the Notice, the Plan and this Option Agreement (except as expressly provided therein) is intended to confer any rights or remedies on any persons other than the parties. The Notice, the Plan and this Option Agreement are to be construed in accordance with and governed by the internal laws of the State of California without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties. Should any provision of the Notice, the Plan or this Option Agreement be determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

12. Construction. The captions used in the Notice and this Option Agreement are inserted for convenience and shall not be deemed a part of the Option for construction or interpretation. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

13. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Notice, the Plan or this Option Agreement shall be submitted by the Grantee or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding on all persons.

14. Venue. The Company, the Grantee, and the Grantee’s assignees pursuant to Section 8 (the “parties”) agree that any suit, action, or proceeding arising out of or relating to the Notice, the Plan or this Option Agreement shall be brought in the United States District Court for the Northern District of California (or should such court lack jurisdiction to hear such action, suit or proceeding, in a California state court in the County of Santa Clara) and that the parties shall submit to the jurisdiction of such court. The parties irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court. If any one or more provisions of this Section 14 shall for any reason be held invalid or unenforceable, it is the specific intent of the parties that such provisions shall be modified to the minimum extent necessary to make it or its application valid and enforceable.

15. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery, upon deposit for delivery by an internationally recognized express mail courier service or upon deposit in the United States mail by certified mail (if the parties are within the United States), with postage and fees prepaid, addressed to the other party at its address as shown in these instruments, or to such other address as such party may designate in writing from time to time to the other party.

END OF AGREEMENT